EXHIBIT 10.3
CENTENE CORPORATION
Performance-Based Restricted Stock Unit Agreement Granted Under
2012 Stock Incentive Plan, As Amended
THIS AGREEMENT is entered into by Centene Corporation, a Delaware corporation (hereinafter the “Company”), and <<Participant Name>> (hereinafter the “Participant”).
WHEREAS, the Participant renders important services to the Company and acquires access to Confidential Information (as defined below) of the Company in connection with the Participant’s relationship with the Company; and
WHEREAS, the Company desires to align the long-term interests of its valued employees with those of the Company by providing the ownership interest granted herein and to prevent former employees whose interest may become adverse to the Company from maintaining an ownership interest in the Company;
    NOW, THEREFORE, in consideration of the foregoing and the mutual agreements herein contained, the parties hereto hereby agree as follows:
1.Grant of RSUs.
This Agreement evidences the grant by the Company on the <<Grant Date>> (or the “Grant Date”) to <<Participant Name>> of <<PSU Target $>> restricted stock units (each an “RSU,” and collectively the “RSUs”) pursuant to the Company’s 2012 Stock Incentive Plan, as Amended (the “Plan”), that will settle in shares of common stock, $.001 par value per share, of the Company (“Common Stock”), as provided in this Agreement. The shares of Common Stock that are issuable upon vesting of the RSUs are referred to in this Agreement as “Shares.”
2.Performance Condition and Vesting.
(a) The RSUs vest on <<Vest Date>>, subject to satisfying the performance conditions set forth on Exhibit A and on the Participant’s continued employment with the Company through << Date>>. For each RSU earned as set forth on Exhibit A, the Participant will be entitled to receive between zero and two Shares, based upon the level of achievement of the applicable performance conditions in the manner set forth on Exhibit A.
3.Reorganization Event.
The foregoing vesting schedule notwithstanding, if a Change in Control (as defined below) occurs and the Participant’s employment with the Company (and any parent or subsidiary thereof) is terminated by the Company (or a parent or subsidiary thereof) without Cause (as defined below) or by the Participant for Good Reason (as defined below), and the Participant’s date of termination occurs (or in the case of the Participant’s termination of employment for Good Reason, the event giving rise to Good Reason occurs) within 24 months following the Change in Control, all of the RSUs that are not vested at the time of the Participant’s termination shall vest at the greater of the actual performance level at the time of the Change in Control event or at target performance level, and other vesting criteria shall be deemed met as of the date of the Participant’s termination. A “Change in Control” shall be deemed to have occurred if any of the events set forth in any one of the following clauses shall occur: (i) any Person (as defined in section 3(a)(9) of the Exchange Act, and as such term is modified in sections 13(d) and 14(d) of the Exchange Act), excluding a group of persons including the Participant, is or becomes the “beneficial owner” (as defined in Rule 13(d)(3) under the Exchange Act), directly or indirectly, of securities of the Company representing forty percent or more of the combined voting power of the Company’s then-outstanding securities; (ii) individuals who, as of the Grant Date, constitute the Board of Directors of the Company (the “Incumbent Board”), cease for any reason to constitute a majority thereof (provided, however, that an individual becoming a director subsequent to the Grant Date whose election, or nomination for election by the Company’s stockholders, was approved by at least a majority of the directors then comprising the Incumbent Board shall be included within the definition of Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual election contest (or such terms used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board of Directors of the Company); or (iii) the stockholders of the Company consummate a merger or consolidation of the Company with any other corporation, other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation. To the extent required to avoid the adverse tax consequences under Section 409A of the Code (“Section 409A”), a Change in Control shall be deemed to have occurred only if it meets the foregoing requirements and meets the requirements for a change in control event under Section 409A. “Cause” shall include acts or omissions that the Company determines, after affording the Participant an opportunity to be heard,  (i) are criminal, dishonest, fraudulent, constitute misconduct, or reflect negatively on the reputation of the Company (including any parent, subsidiary, affiliate or division of the Company); (ii) could expose the Company or any parent, subsidiary, affiliate or division of the Company to claims of illegal harassment or discrimination in employment; (iii) are material breaches of this Agreement or other agreement with the Company; or (iv) reflect continued and repeated failure to perform substantially the duties of his/her employment. “Good Reason” means: (a) if the Participant is a party to an employment or service agreement with the Company or its affiliates and such agreement provides for a definition of Good Reason, the definition contained therein; or (b) if no such agreement exists or if such agreement does not define Good Reason, the occurrence of one or more of the following without the Participant's express written consent, which circumstances are not remedied by the Company within thirty (30) days of its receipt of a written notice from the Participant describing the applicable circumstances (which notice must be provided by the Participant within ninety (90) days of the Participant's knowledge of the applicable circumstances): (i) any material, adverse change in the Participant's responsibilities, authority, title, status or reporting structure; (ii) a material reduction in the Participant's base salary or short-term cash incentive opportunity; or (iii) a geographical relocation of the Participant's principal office location by more than fifty (50) miles; provided that, the Participant in fact terminates employment for Good Reason within one hundred fifty (150) days following the initial existence of the circumstances giving rise to such Good Reason.

4.Distribution of Shares.
(a)Timing of Distribution. The Company will distribute to the Participant (or to the Participant’s beneficiary in the event of the death of the Participant occurring after a vesting date but before distribution of the corresponding Shares), as soon as administratively practicable after <<Vest Date>>, the Shares represented by RSUs that vested on such vesting date.
(b)No Fractional Shares. No fractional Shares shall be issuable pursuant to any RSU. In lieu of any fractional shares to which the Participant would otherwise be entitled, the Company may, in its discretion, determine whether to pay, in lieu of such fractional Share, cash in an amount equal to such fractional Share multiplied by the Fair Market Value (as defined in the Plan) of a share of Common Stock, or whether any such fractional Share should be rounded down to the nearest whole Share, forfeited without consideration therefor, or otherwise eliminated.
(c)Termination of Employment. In the event that the Participant’s employment with the Company (and any parent or subsidiary thereof) is terminated for any reason by the Company or by the Participant other than by reason of death or disability (within the meaning of Section 409A(a)(2)(c) of the Internal Revenue Code of 1986, as amended (the “Code”)) or Qualified Retirement (as defined below), the RSUs shall cease vesting as of the date of termination. In the event the Participant’s employment with the Company (and any parent or subsidiary thereof) is terminated by reason of death or disability (as defined previously in this Section 4(c)), the pro-rata amount of RSUs at target performance level, based on the number of full months employed with the Company during the vesting period (as described in Exhibit A), shall immediately vest and be payable. In the event the Participant’s employment with the Company (and any parent or subsidiary thereof) is terminated by reason of a Qualified Retirement, the pro-rata amount of RSUs, based on the number of full months employed with the Company during the vesting period, shall remain eligible to vest based on the Company’s performance during the performance period compared to the metrics as described in Exhibit A. Any such RSUs which are earned shall be distributed in accordance with Section 4(a) above. A Qualified Retirement is a retirement made pursuant to a bona-fide notice of retirement made 90 days in advance by a Participant who is at least 55 years old and has been employed at the Company for at least 10 years.
(d)Compliance Restrictions. The Company shall not be obligated to issue to the Participant the Shares upon the vesting of any RSU (or otherwise) unless (i) the Participant has complied with covenants set forth in Section 9 of this Agreement and (ii) the issuance and delivery of such Shares shall comply with all relevant provisions of law and other legal requirements including any applicable federal or state securities laws and the requirements of any stock exchange or quotation system upon which Common Stock may then be listed or quoted.
5.Restrictions on Transfer.
The RSUs may not be sold, assigned, transferred, pledged or otherwise encumbered by the Participant, either voluntarily or by operation of law, except to the Participant's beneficiary as provided in Section 4(a) in the event of the Participant's death. The Participant's beneficiary can be designated and recorded with the Company’s stock plan administrator or, if no election is made with the stock plan administrator, Shares will be distributed to the Participant’s beneficiary under the Centene Management Corporation Retirement Plan. In the absence of any such beneficiary designation, benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s executor, administrator, or legal representative.
6.Rights as a Stockholder; Dividend Equivalents.
Except as set forth in the Plan, neither the Participant nor any person claiming under or through the Participant shall be, or shall have any rights or privileges of, a stockholder of the Company in respect of any Share issuable pursuant to the RSUs granted hereunder until such Share has been delivered to the Participant. Notwithstanding the foregoing or any provision of the Plan to the contrary, to the extent dividends are paid on shares of Common Stock and such dividends have a record date that is on or after the Grant Date but prior to the distribution of the Shares pursuant to the vesting of the RSUs, then the Participant shall be credited with an amount equivalent to the dividends that would have been paid to the Participant for each RSU granted to the Participant pursuant to this Agreement (assuming maximum performance), as determined by the Compensation Committee in its sole discretion (“Dividend Equivalents”), and such Dividend Equivalents shall be subject to the same vesting and forfeiture restrictions as the RSUs to which they are attributable. Any such Dividend Equivalents shall be paid in cash on any Shares delivered in connection with vested RSUs, subject to applicable tax withholding, no later than thirty days after the RSUs to which such Dividend Equivalents are attributable are distributed; provided, that no interest or other earnings will be credited to the Participant with respect to any such Dividend Equivalents.
7.Withholding Taxes; Section 83(b) Election.
(a)No Shares will be delivered pursuant to the vesting of an RSU unless and until the Participant pays to the Company, or makes provision satisfactory to the Company for payment of, the amount required or permitted by federal, state, local and/or foreign tax laws to be withheld with respect to the vesting or settlement of such RSU; provided, that, notwithstanding the foregoing, the Participant shall be permitted, with the Company’s consent, to satisfy the applicable tax obligations with respect to any shares of RSUs by net share settlement, pursuant to which the Company shall repurchase the largest whole number of shares of RSUs having a Fair Market Value (as defined in the Plan) equal to the applicable tax obligations.
(b)The Participant acknowledges that no election under Section 83(b) of the Code may be filed with respect to the RSUs.

8.Provisions of the Plan.
The RSUs are subject to the provisions of the Plan, a copy of which is being furnished to the Participant with this Agreement.
9.Participant’s Covenants.
For and in consideration of the delivery of this Agreement, the Participant agrees to the provisions of this Section 9.
(a)Confidential Information. As used in this Agreement, “Confidential Information” shall mean the Company’s trade secrets and other non-public proprietary information relating to the

Company or the business of the Company, including information relating to financial statements, customer lists and identities, potential customers, customer contacts, employee skills and compensation, employee data, suppliers, acquisition targets, servicing methods, equipment, programs, strategies and information, analyses, marketing plans and strategies, profit margins, financial, promotional, marketing, training or operational information, and other information developed or used by the Company that is not known generally to the public or the industry. Confidential Information shall not include any information that is in the public domain or becomes known in the public domain through no wrongful act on the part of the Participant.
(b)Non-Disclosure. The Participant agrees that the Confidential Information is a valuable, special and unique asset of the Company’s business, that such Confidential Information is important to the Company and the effective operation of the Company’s business, and that during employment with the Company and at all times thereafter, the Participant shall not, directly or indirectly, disclose to any competitor or other person or entity (other than current employees of the Company) any Confidential Information that the Participant obtains while performing services for the Company, except as may be required in the Participant’s reasonable judgment to fulfill his duties hereunder or to comply with any applicable legal obligation.
(c)Non-Competition; Non-Solicitation.
(i)During Participant’s employment with the Company and for the period of six (6) months (or, if longer, the post-termination period specified in any individual severance or employment agreement, as applicable, to which the Participant is a party) immediately after the termination of Participant’s employment with the Company (including any parent, subsidiary, affiliate or division of the Company) for any reason whatsoever, and whether voluntary or involuntary, Participant shall not invest in (other than in a publicly traded company with a maximum investment of no more than 1% of outstanding shares), counsel, advise, consult, be employed or otherwise engaged by or with any entity or enterprise (“Competitor”) that competes, or that intends or plans to compete with (A) any area of business in which the Company or any affiliate of the Company is engaged, and in which the Participant was engaged, participated in or about which the Participant learned Confidential Information during the Participant’s last thirty-six (36) months of employment, or (B) any other area of business for which the Company or any affiliate of the Company has taken substantial steps towards becoming engaged, and in which the Participant was engaged, participated in or about which the Participant learned Confidential Information during the Participant’s last 36 months of employment. Because the Company and its affiliates engage in business nationwide, the obligations under this Section 9(c)(i) shall apply nationwide (anywhere in the United States). Notwithstanding the foregoing, the Participant shall not violate this provision by providing services to a unit, division, subsidiary or affiliate of a Competitor which otherwise engages in activities competitive with the business activities of the Company if such unit, division, subsidiary or affiliate for which the Participant provides services does not engage in such business activities.
(ii)During the Participant’s employment with the Company (or any parent, subsidiary, affiliate or division of the Company) and for the period of twelve months immediately after the termination of the Participant’s employment with the

Company (or any parent, subsidiary, affiliate or division of the Company) for any cause whatsoever, and whether voluntary or involuntary (“Restricted Period”), the Participant will not, either directly or indirectly, either for himself or for any other person, firm, company or corporation, call upon, solicit, divert, or take away, or attempt to solicit, divert or take away any of the customers, prospective customers, business, vendors or suppliers of the Company that (at any time during the last three years of the Participant’s employment) the Participant had dealings with, or responsibility for, or as to which the Participant had access to the Company’s (or any affiliate of the Company’s) Confidential Information or such customers’, providers’, vendors’ or suppliers’ confidential information.
(iii)The Participant shall not, at any time during the Restricted Period, without the prior written consent of the Company, (i) directly or indirectly, solicit, recruit or employ (whether as an employee, officer, director, agent, consultant or independent contractor) any person who was or is at any time during the previous six months an employee, representative, officer or director of the Company (or any parent, subsidiary, affiliate or division of the Company); or (ii) take any action to encourage or induce any employee, representative, officer or director of the Company (or any parent, subsidiary, affiliate or division of the Company) to cease their relationship with the Company (or any parent, subsidiary, affiliate or division of the Company) for any reason. Notwithstanding the foregoing, the Participant shall not violate this Section 9(c)(iii) by advertising not specifically targeted at any of the Company’s employees and serving as a reference upon request.
(iv) If the participant’s employment ends by reason of a Qualified Retirement, the post-employment restrictions set forth in subsections 9(c)(i), (ii) and (iii) above shall continue until the later of (x) the date set forth in 9(c)(i), (ii) and (iii), as applicable, or (y) the expiration of the last performance period for which the Participant is receiving pro-rata vesting; provided that after the date set forth in subsection 9(c)(i), (ii) or (iii), as applicable, the sole remedies for the Company relating to a violation of the applicable post-employment restrictions shall be those set forth in subsections90(e)(ii) and (iii) below.
(v)This Section 9(c) shall not apply if a "Change in Control" (as defined in Section 3) occurs.
(d)Enforcement. If any of the provisions or subparts of this Section 9 shall be held to be invalid or unenforceable by a court of competent jurisdiction, the remaining provisions or subparts thereof shall nevertheless continue to be valid and enforceable according to their terms. Further, if any restriction contained in the provisions or subparts of this Section 9 is held to be overbroad or unreasonable as written, the parties agree that the applicable provision should be considered to be amended to reflect the maximum period, scope or geographical area deemed reasonable and enforceable by the court and enforced as amended.

(e)Remedy for Breach.
(i)Because the Participant’s services are unique and because the Participant has access to the Company’s Confidential Information, the parties agree that any breach or threatened breach of this Section 9 will cause irreparable harm to the Company and that money damages alone would be an inadequate remedy. The parties therefore agree that, in the event of any breach or threatened breach of this Section 9, and in addition to all other rights and remedies available to it, the Company may apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief, without a bond, in order to enforce or prevent any violations of the provisions of this Section 9.
(ii)The Participant shall immediately repay to the Company a cash sum in the principal amount equal to all gross proceeds (before-tax) realized by Participant upon the sale or other disposition of the Shares occurring at any time during the period commencing on the date that is three years before the date of termination of the Participant’s employment with the Company and all Subsidiaries of the Company and ending on the date of the Participant’s breach or threatened breach of this Section 9 (the “Refund Period”), together with interest accrued thereon, from the date of such breach or threatened breach, at the prime rate (compounded calendar monthly) as published from time to time in The Wall Street Journal, electronic edition (“Interest”); and
(iii)The Participant shall repay to the Company a cash sum equal to the fair market value of all of the Shares transferred by the Participant as a gift or gifts at any time during the Refund Period, together with Interest, and for which purpose, “fair market value” shall be the Fair Market Value of one share of Common Stock on the date such gift occurs.
(iv)The Participant acknowledges and agrees that nothing contained herein shall be construed to be an excessive remedy to prohibit the Company from pursuing any other remedies available to it for such actual or threatened breach, including the recovery of money damages, proximately caused by the Participant’s breach of this Section 9.
(f)Survival. The provisions of this Section 9 shall survive and continue in full force in accordance with their terms notwithstanding any forfeiture, termination or expiration of this Agreement in accordance with its terms or any termination of the Participant’s employment for any reason (whether voluntary or involuntary).
10.Miscellaneous.
(a)Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and each other provision of this Agreement shall be severable and enforceable to the extent permitted by law.
(b)Waiver. Any provision for the benefit of the Company contained in this Agreement may be waived, either generally or in any particular instance, by the Board of Directors of the Company.
(c)Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Company and the Participant and their respective heirs, executors, administrators, legal representatives, successors and assigns, subject to the restrictions on transfer set forth in Section 5 of this Agreement.
(d)Notice. All notices required or permitted hereunder shall be in writing and deemed effectively given upon personal delivery or five days after delivery to a United States Post Office, by registered or certified mail, postage prepaid, addressed to the other party hereto at the address shown beneath his or its respective signature to this Agreement, or at such other address or addresses as either party shall designate to the other in accordance with this paragraph (d).
(e)Entire Agreement. This Agreement and the Plan constitute the entire agreement between the parties, and supersede all prior agreements and understandings, relating to the RSUs.
(f)Participant’s Acknowledgments. The Participant acknowledges that he or she: (i) has read this Agreement; (ii) has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of the Participant’s own choice or has voluntarily declined to seek such counsel; (iii) understands the terms and consequences of this Agreement; and (iv) is fully aware of the legal and binding effect of this Agreement.
(g)Unfunded Rights. The right of the Participant to receive Common Stock pursuant to this Agreement is an unfunded and unsecured obligation of the Company. The Participant shall have no rights under this Agreement other than those of an unsecured general creditor of the Company.
(h)Deferral. Neither the Company nor the Participant may defer delivery of any Shares issuable under unvested RSUs except to the extent that such deferral complies with the provisions of Section 409A of the Code.
(i)Clawback. By accepting the grant of the RSUs hereunder, the Participant is agreeing to be bound by the Company’s clawback policies and procedures, as in effect or as may be adopted and/or modified from time to time by the Company in its discretion (including, without limitation, to comply with applicable law or stock exchange listing requirements).
(j)Section 409A.
(i)     This Agreement is intended to comply with the requirements of Section 409A, including the exceptions thereto, and shall be construed and administered in accordance with such intent. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement in connection with a termination of employment shall only be made if such termination of employment constitutes a "separation from service" under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Participant on account of non-compliance with Section 409A.

(ii)     If any provision of this Agreement or the Plan shall be invalid or unenforceable, in whole or in part, or as applied to any circumstance, under the laws of any jurisdiction that may govern for such purpose, or if any provision of this Agreement or the Plan needs to be interpreted to comply with the requirements of Section 409A, then such provision shall be deemed to be modified or restricted, or so interpreted, to the extent and in the manner necessary to render the same valid and enforceable, or to the extent and in the manner necessary to be interpreted in compliance with such requirements of the Code, either generally or as applied to such circumstance, or shall be deemed excised from this Agreement or the Plan, as the case may require, and this Agreement or the Plan shall be construed and enforced to the maximum extent permitted by law as if such provision had been originally incorporated herein as so modified or restricted, or as if such provision had not been originally incorporated herein, as the case may be.
(iii)     Notwithstanding any other provision of this Agreement, if at the time of the Participant’s termination of employment, the Participant is a "specified employee," determined in accordance with Section 409A, any payments and benefits provided under this Agreement that constitute "nonqualified deferred compensation" subject to Section 409A that are provided to the Participant on account of separation from service shall not be paid until the first payroll date to occur following the six-month anniversary of the Participant’s termination date ("Specified Employee Payment Date"). The aggregate amount of any payments that would otherwise have been made during such six-month period shall be paid in a lump sum on the Specified Employee Payment Date without interest. If the Participant dies before the Specified Employee Payment Date, any delayed payments shall be paid to the Participant’s beneficiary in a lump sum within upon the Participant’s death.
(k) Provisions Related to Golden Parachute Excise Tax.
(i)     Change in Control When the Shares are Not Publicly Traded. Notwithstanding anything to the contrary contained in this Agreement, to the extent that, upon a Change in Control prior to the time at which the Shares have become publicly traded, any of the payments and benefits provided for under the Plan, any Award Agreement or any other agreement or arrangement between the Company or any of its Affiliates and the Participant (collectively, the “Payments”) would constitute a “parachute payment” within the meaning of section 280G of the Code (a “Parachute Payment”), the amount of such Payments shall be reduced to the amount (the “Safe Harbor Amount”) that would result in no portion of the Payments being treated as an excess parachute payment pursuant to section 280G of the Code (the “Excise Tax”). If, upon a Change in Control prior to the time at which the Shares have become publicly traded, the Parachute Payments that would otherwise be reduced or eliminated, as the case may be, pursuant to this Section 11(k)(i) could be paid without the loss of a deduction under Section 280G of the Code if the shareholder approval exception to treatment as a Parachute Payment can be and is satisfied, then the Company shall use its reasonable best efforts to cause such Parachute Payments to be submitted for such approval in accordance with Section 280G(b)(5)(B) prior to the Change in Control giving rise to such Parachute Payments. If such approval is received, any reduction or forfeiture pursuant to this Section 11(k)(i) shall be reversed, and the subject amount shall be payable to the Participant without regard to this Section 11(k).
(ii)     Change in Control When the Shares are Publicly Traded. If upon a Change in Control occurring at any time that the Shares are publicly traded, any Payments would constitute Parachute Payments, then, if and solely to the extent that reducing the benefits payable hereunder would result in the Participant’s receiving a greater amount, on an after-tax basis, taking into account any Excise Tax and all applicable income, employment and other taxes payable on such amounts, the amounts payable hereunder shall be reduced or eliminated, as the case may be, so that the total amount of Parachute Payments received by the Participant do not exceed the Safe Harbor Amount.
(iii)     Order of Reduction in Payments. Any reduction in the amount of compensation or benefits effected pursuant to this Section 11(k) shall first come, in order and, in each case, solely to the extent necessary, from any cash severance benefits payable to the Participant, then from any other payments which are treated in their entirety as Parachute Payments and then from any other Parachute Payments payable to the Participant with the later possible payment or vesting date being reduced or eliminated before a payment or benefit with an earlier payment or vesting date; provided that if the foregoing order of reduction or elimination would violate Section 409A, then the reduction shall be made pro rata among the payments or benefits otherwise due or payable to the Participant.
11.Consent to Electronic Delivery; Electronic Signature. In lieu of receiving documents in paper format, the Participant accepts the electronic delivery of any documents by the Company, or any third party involved in administering the Plan that the Company may designate, may deliver in connection with this Award (including the Plan, this Agreement, account statements, or other communications or information) whether via the Company’s intranet or the internet site of such third party or via email or such other means of electronic delivery specified by the Company. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or any third party involved in administering the Plan that the Company may designate, and agrees that the Participant’s electronic signature is the same as, and shall have the same force and effect as, the Participant’s manual signature.

ELECTRONIC ACCEPTANCE

By the Participant’s electronic acceptance hereof, the Participant and the Company agree that this Award is granted and governed by the terms and conditions of the Plan and this Agreement.

By the Participant’s electronic acceptance hereof, the Participant agrees that in lieu of receiving documents in paper format, the Participant accepts the electronic delivery of any documents by the Company, or any third party involved in administering the Plan that the Company may designate, may deliver in connection with this Award (including the Plan, this Agreement, account statements, or other communications or information) whether via the Company’s intranet or the internet site of such third party or via email or such other means of electronic delivery specified by the Company. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or any third party involved in administering the Plan that the Company may designate.